                        GALLIUM ARSENIDE AND THIN FILM
                        SUPPLY AND SERVICES AGREEMENT


                  THIS GALLIUM ARSENIDE AND THIN FILM SUPPLY AND SERVICES AGREEMENT ("Agreement"), dated as of October 31, 1997 ("Effective Date"), is made by and among WATKINS-JOHNSON COMPANY, a California Corporation ("Watkins-Johnson"); STELLEX MICROWAVE SYSTEMS, INC., formerly known as W-J TSMD Inc., a California corporation and a wholly-owned subsidiary of Watkins-Johnson ("W-J TSMD"); and TSMD ACQUISITION CORP., a Delaware corporation ("TSMD Acquisition").

                  WHEREAS, the parties have entered into that certain Stock Purchase Agreement, dated as of August 29, 1997 (the "Purchase Agreement"), whereby TSMD Acquisition has agreed to purchase, and Watkins-Johnson has agreed to sell, all of the outstanding stock of W-J TSMD; and

                  WHEREAS, Watkins-Johnson operates a gallium arsenide and thin film fabrication facility (the "Facility"); and

                  WHEREAS, W-J TSMD's business relies on a steady supply of parts processed by the Facility; and

                  WHEREAS, in partial consideration of the Purchase Agreement, Watkins-Johnson has agreed to supply W-J TSMD with a steady supply of gallium arsenide and thin film parts and services as provided herein; and

                  WHEREAS, the execution of this Agreement is a condition to the closing of the purchase and sale of the outstanding stock of W-J TSMD under the Purchase Agreement;

                  NOW, THEREFORE, for and in consideration of the foregoing and of the covenants, conditions, undertakings and mutual promises hereinafter set forth, it is agreed by and among the parties as follows:

1.   DEFINITIONS

                  For all purposes of this Agreement, except as otherwise expressly provided:

                  (a) the terms defined in this Section 1 have the meanings assigned to them in this Section 1 and include the plural as well as the singular;

                  (b) all references in this Agreement to designated "Sections," "Paragraphs," and other subdivisions are to the designated Sections, Paragraphs, and other subdivisions of the body of this Agreement;

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* Indicates that certain material has been omitted pursuant to a request for confidential treatment. Such material is contained in a copy of this document provided to the Securities and Exchange Commission.


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                  (c)  pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

                  (d) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, Paragraph, or other subdivision.

                  As used in this Agreement and the Exhibits delivered pursuant to this Agreement, the following definitions shall apply:

                  "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

                  "Closing" means the consummation of the purchase and sale of stock under the Purchase Agreement.

                  "Conditions of Purchase" means the Conditions of Purchase Form (Form PAR-1012EG-PA (01/95)), modified as shown on Exhibit H.

                  "Effective Date" means the date of Closing.

                  "Gallium Arsenide Part" means a wafer, die or dice comprising one or more layers of gallium arsenide, on which is implemented one or more transistors or diodes.

                  "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications (pending or otherwise), patent rights, copyrights, computer firmware and software (existing in any form), Know-How, Trade Secrets, proprietary processes, inventions and formulae.

                  "Know-How" means any information, including, but not limited to, invention records, research and development findings, records and reports, experimental and engineering reports, pilot designs, production designs, production specifications, raw material specifications, quality control reports and specifications, drawings, photographs, models, tools, parts, algorithms, processes, methods, market and competitive analysis, or other information, whether or not considered proprietary or a Trade Secret.

                  "Lead Time" means the time between Watkins-Johnson's receipt of a specific authorization to fulfill a Requirement for a Part and the delivery of the Part. Lead time includes queue time and factory cycle time.

                  "Operations Council" means the Operations Council described in Section 12.1.

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                  "Part" means a Gallium Arsenide Part or a Thin Film Part.

                  "Process Costs" means the process costs associated with maintaining the Facility as described on Exhibit B. Actual expenditures of Process Costs for the first six months of 1997 are also shown on Exhibit B.

                  "Requirements" means W-J TSMD's requirements for Parts as specified on the forecast form attached as Exhibit A and as modified from time to time in accordance with the terms and conditions of this Agreement.

                  "Services" means services related to the manufacture of the Parts, including, but not limited to research and development efforts.

                  "Thin Film Part" means any component, interconnect, wafer, substrate, die or dice comprising one or more layers of thin film material such as tantalum nitride or gold deposited on a ceramic.

                  "Trade Secrets" means any formula, pattern, device or compilation of information which gives an opportunity to obtain an advantage over competitors who do not know or use it, including, but not limited to, formulas for chemical compounds, a process of manufacturing, treating or preserving materials, a pattern for a machine or any forms, plans, drawings, specifications, customer lists, marketing and competition analysis and project management, inventory and cost control systems and techniques.

                  "TSMD Forecast Form" means a form that reasonably identifies a projected delivery schedule and contains the information described on Exhibit A.

                  "TSMD's Share of Process Costs" means the amount paid by W-J TSMD to reimburse Watkins-Johnson for the Process Costs associated with the manufacture of Parts for W-J TSMD as calculated in accordance with section 6.2 of this Agreement and as illustrated on Exhibit D.

                  "TSMD Share Ratio" means W-J TSMD's usage of the Facility as calculated in accordance with Exhibit C.

                  "Unit Prices" means the prices charged for Parts set forth on Exhibit E.


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2.   SUPPLY, TERM

     2.1  Supply and Purchase.


                  For the term of this Agreement, W-J TSMD shall purchase, and Watkins-Johnson shall supply, Parts and Services according to the terms and conditions set forth herein. If any Requirements under this Agreement may be considered subcontracted requirements that are subject to the Federal Acquisition Regulations (FAR), Watkins-Johnson agrees to provide cost and pricing information regularly maintained in its business to W-J TSMD to establish cost and pricing reasonableness.

     2.2  Term.

                  This Agreement shall commence on the Effective Date and shall continue until December 31, 2000.

     2.3  Termination by W-J TSMD Without Cause.

                  This Agreement may be terminated by W-J TSMD without cause at any time by notice to Watkins-Johnson given one year prior to such termination date. In the event that W-J TSMD gives such a notice, the termination shall be effective on the date specified in such notice. Payment of Process Costs and research and development costs shall be prorated to the effective date of such a termination.

     2.4  Termination With Cause.

                  If any party commits a material breach of this Agreement and does not correct such breach within thirty (30) days after written notice from the non-breaching party, the non-breaching party may terminate this Agreement by written notice to that effect. Such termination will not prejudice or limit any other rights or remedies available to the non-breaching party.

     2.5  Termination Because of Government Action.

                  If W-J TSMD cannot obtain all or any part of a reimbursement from the government, or W-J TSMD must refund or credit the government, for a Service or Part provided by Watkins-Johnson, W-J TSMD may terminate this Agreement with respect to all Requirements relating to government acquisition upon thirty (30) days written notice to Watkins-Johnson, provided that W-J TSMD has first (a) made a good faith effort to defend the disputed pricing of the Service or Part in question, and (b) offered Watkins-Johnson a reasonable opportunity to cure the deficiency. Upon such termination, the parties will equitably adjust any payments due Watkins-Johnson under this Agreement. Any termination under this Section 2.5 shall not constitute a default by W-J TSMD or a termination by reason of W-J TSMD's election or default for purposes of
Section 11.2.


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     2.6  Maintenance of Facility and Processes.


                  For the term of this Agreement, Watkins-Johnson shall maintain the Facility and the processes as necessary to manufacture the Parts listed on Exhibit E.

3.   RESEARCH AND DEVELOPMENT SERVICES.

     3.1  Time and Materials.

     *

     3.2  Research and Development Authorization.

                  W-J TSMD shall authorize research and development projects in the form of specific purchase orders for such projects as follows:

                  (i) At least 60 days prior to the start of each calendar quarter beginning after January 1, 1998, W-J TSMD will give direction to Watkins-Johnson for the research and development projects to be performed during that quarter. This direction will provide technical objectives, schedule constraints, and spending limitations for each project.

                  (ii) Within 2 weeks after providing the research and development direction to Watkins-Johnson, W-J TSMD and Watkins-Johnson will review the objectives and agree upon any modifications as necessary. The result of this review will be a written Statement of Work ("SOW") for each research and development project. This SOW shall be completed at least 30 days before the start of each quarter.

                  (iii) From November 1 until December 31, 1997, Watkins-Johnson shall perform those research and development services specified in a SOW which W-J TSMD will prepare and deliver by November 8, 1997.

                  (iv) W-J TSMD may cancel at any time an authorization to perform research and development services by reasonable notice to Watkins-Johnson.

     3.3  Monthly Review.

                  Watkins-Johnson shall provide a monthly review of research and development technical progress and projections to W-

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* Indicates that certain material has been omitted pursuant to a request for confidential treatment. Such material is contained in a copy of this document provided to the Securities and Exchange Commission.

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

J TSMD for each month in which such a review has not been presented at a meeting of the Operations Council.


     3.4  Diligence.

                  In performing the research and development projects authorized by W-J TSMD, Watkins-Johnson shall act with at least that degree of care and diligence that it devotes to its own research and development projects.

     3.5  Minimum Payment.

                  W-J TSMD shall pay Watkins-Johnson, for research and development, a minimum of $80,000 for the period between November 1, 1997 and December 31, 1997. For the period between January 1, 1998 and December 31, 1998, W-J TSMD shall pay Watkins-Johnson a minimum payment of $150,000 per quarter and a total of $800,000 for the year. Thereafter, for each calendar quarter during which the Agreement continues in effect, W-J TSMD shall pay for research and development services a minimum of $100,000 for each calendar quarter during 1999, and $75,000 for each calendar quarter during 2000. Payment shall be made net 30 days from the date of invoice. All material and service costs related to authorized research and development projects, including the costs of mask fabrication and the processing of developmental wafers and substrates, may be charged against these minimum payments. All costs may be subject to audit by W-J TSMD. Watkins-Johnson will submit monthly invoices for research and development services on a monthly basis.

     3.6  W-J TSMD Employees.

                  W-J TSMD may assign, subject to Watkins-Johnson's reasonable approval, one or two individuals to work with Watkins-Johnson employees in the Thin Film facility on research and development projects described in a SOW. Salary and benefits for these individuals will be paid by W-J TSMD, but they shall work under the direction of Watkins-Johnson management. The parties shall cooperate to establish any reasonably required agreements or procedures for such W-J TSMD employees.

     3.7  Additional Assistance.

                  Watkins-Johnson recognizes that W-J TSMD may ultimately establish its own facility for Thin Film products. Accordingly, Watkins-Johnson will provide reasonable assistance to W-J TSMD in establishing a separate facility during the term of the Agreement. This assistance will include recruiting employees for W-J TSMD and training employees at W-J TSMD's Thin Film facility.


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4.   FORECASTS, REQUIREMENTS, FULFILLMENT

     4.1  Forecasts.

                  W-J TSMD shall provide Watkins-Johnson a rolling six (6) month

Requirements forecast for Parts on a TSMD Forecast Form, updated monthly. The TSMD Forecast Form shall be substantially in the form attached hereto as Exhibit
A. The TSMD Forecast Form shall specify the quantity of devices by product type for GaAs Parts and the quantity of blanks by process type, part number (when available) and blank size for Thin Film Parts. Such forecast is for W-J TSMD's convenience only and shall in no way create an obligation on W-J TSMD's part to meet such forecast; provided, however, that Watkins-Johnson shall not be obligated to meet lead times for the amount of Parts in a specific authorization that exceeds by more than fifteen (15) percent the quantity of such devices specified in a Forecast Form.

     4.2  Specific Authorization.

                  W-J TSMD agrees to provide Watkins-Johnson specific W-J TSMD authorization to fulfill Requirements in the form of a purchase order for Parts substantially in the form attached hereto as Exhibit H. Such specific W-J TSMD authorization shall become effective upon receipt by Watkins-Johnson. The terms of Conditions of Purchase attached to the purchase order shall govern any purchase of Parts under this Agreement unless inconsistent with this Agreement, in which case this Agreement controls.

     4.3  Minimum Quantities.

                  (i) For any Gallium Arsenide Part ordered by a specific W-J TSMD authorization, W-J TSMD shall be obligated to purchase, whichever is greater, (a) the number of units of such Part specified in the authorization, or
(b) twenty-five (25) units of such Part.

                  (ii) For any Thin Film Part ordered by a specific W-J TSMD authorization, W-J TSMD shall be obligated to purchase, whichever is greater,
(a) the number of units of such Part specified in the authorization, or (b) the number of units actually created from the processing of the minimum number of substrate blanks necessary, at Watkins-Johnson's published process yields, to produce the number of Parts specified in the authorization. Watkins-Johnson shall publish each quarter a table showing expected yields for each Thin Film process.

     4.4  Cancellation of an Authorization.

                  In the event of a termination or a cancellation of a specific W-J TSMD authorization to fulfill Requirements under


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this Agreement, Watkins-Johnson shall undertake reasonable efforts to cancel all applicable subcontracted materials/services and reduce component inventory through return for credit programs or allocate components for alternate programs if applicable, at the lowest possible cost to W-J TSMD.


     4.5  Compensation for Cancellation.

                  In the event of a termination or a cancellation of a specific W-J TSMD authorization to fulfill Requirements under this Agreement, and/or discontinuance of Requirement or excess material created by W-J TSMD initiated engineering change, W-J TSMD shall compensate Watkins-Johnson for Requirements and material inventory as follows:

                  (i) the contract price of all duly authorized and completed Requirements already furnished to W-J TSMD or in Watkins-Johnson's possession;

                  (ii) the cost of W-J TSMD unique material inventory, whether in raw form or work in process, and not returnable to the vendor or usable for other Requirements or other customers;

                  (iii) the cost of W-J TSMD unique material on order which cannot be cancelled;

                  (iv) any vendor cancellation charges incurred with respect to W-J TSMD unique material cancelled or returned to the vendor, or otherwise set forth in addenda to this Agreement; and

                  (v) an administrative charge of 12.5% of the costs described in (ii) and (iii) above.

5.   DELIVERY

     5.1  On-Time Delivery.

                  Watkins-Johnson shall target 100% on time delivery, defined as delivery of Requirements by Watkins-Johnson within a window of ten (10) days early and zero days late of the delivery date specified in a purchase order. Watkins-Johnson shall not exceed the Lead Times specified on Exhibit F for the Parts listed therein unless the quantity of devices ordered exceeds by more than 15% the quantity forecasted, in which case Watkins-Johnson will deliver such additional quantity within a reasonable period. Watkins-Johnson will make reasonable efforts to minimize lead times on engineering orders by reducing or eliminating queue.

     5.2  FOB Point.

                  The FOB point shall be Palo Alto, California in the absence of a documented mutual agreement to some other FOB term


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with the issuance of any specific W-J TSMD authorization to fulfill
Requirements.


     5.3  Schedule Changes.

                  Watkins-Johnson shall make reasonable efforts to comply with any requested schedule improvements/changes, without cost impact. Watkins-Johnson shall be expected to accept W-J TSMD requests for delays in delivery schedule, with rescheduling of ship dates to within thirty (30) days of the original delivery schedule, without cost impact, in the absence of a documented mutual agreement to some other definition of flexibility in delivery re-scheduling with the issuance of any specific W-J TSMD authorization to fulfill Requirements.

     5.4  Delays.

                  Upon learning of any potential delivery delays, Watkins-Johnson shall notify W-J TSMD as to the cause and extent of such delay. If Watkins-Johnson fails to make deliveries at the specified time and such failure is caused by Watkins-Johnson, Watkins-Johnson shall, at no cost to W-J TSMD, employ accelerated measures such as material expediting fees, premium transportation costs, or labor overtime required to meet the specified delivery schedule.

6.   PAYMENT FOR PARTS.

     6.1  Payment.

                  For the supply of Parts under this Agreement, W-J TSMD agrees to pay W-J TSMD's Share of Process Costs and the Unit Prices determined in accordance with this section. Payment for research and development costs is set forth in Section 3.5

     6.2  Process Costs.

                  W-J TSMD shall pay to Watkins-Johnson, TSMD's Share of Process Costs calculated by multiplying the Process Costs by the TSMD Share Ratio as illustrated on Exhibit D. For the period from November 1, 1997 through December 31, 1997, TSMD's Share of Process Costs will be $366,666.67. For 1998, TSMD's Share of Process Costs will be $2.2 million. On January 1, 1999, TSMD's Share of Process Costs shall be adjusted for each succeeding six month period as follows:

                  (i) For each six month period beginning on January 1 or July 1 (Adjustment Date), TSMD's Share of Process Costs shall be calculated by multiplying the actual expenditure of Process Costs by the TSMD Share Ratio for the six month period ending six months before the Adjustment Date, provided that the resulting TSMD Share may not be ten percent more or less than TSMD's Share of Process Costs for the six months preceding the Adjustment


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Date. For the six month period beginning on January 1, 1999, TSMD's Share of
Process Costs shall not be 10 percent more or less than $1.1 million.

                  (ii) Ninety days before each Adjustment Date, Watkins-Johnson shall provide W-J TSMD with a report calculating the actual expenditure of Process Costs and the actual W-J TSMD Share Ratio for the six month period ending six months before the Adjustment date. This report may be subject to audit by W-J TSMD.

     6.3  Unit Prices.

                  For each Part on Exhibit E, W-J TSMD shall pay the Unit Price set forth therein. The Unit Prices set forth on Exhibit E are guaranteed through January 1, 1999. Thereafter, Unit Prices may be adjusted by no more than 10% for each succeeding year if such adjustment is justified by cost data supplied by Watkins-Johnson. Such cost data is subject to audit. For Parts not listed on Exhibit E, the parties will negotiate Unit Prices. Watkins-Johnson shall propose Unit Prices for such Parts and the basis for such proposal will be subject to audit.

     6.4  Minimum Payment Obligation.

                  For 1998, W-J TSMD's payments to Watkins-Johnson for research and development costs, Process Costs and Unit Prices shall total at least $5.8 million.

     6.5  Date.

                  W-J TSMD's Share of Process Costs shall be paid on a pro rata basis monthly. Unit Prices shall be paid net 30 days from the date of invoice.

7.   QUALITY

     7.1  Standards.

                  Watkins-Johnson shall provide the Requirements in strict accordance with the quality requirements, standards and expectations as set forth in Exhibit G to this Agreement.

8.   ENGINEERING CHANGES AND PROCEDURES

     8.1  Engineering Changes submitted by W-J TSMD.

                  W-J TSMD may submit engineering changes for incorporation into the Requirements. Such change orders will include reasonable documentation to permit an investigation of the impact of the engineering change. Watkins-Johnson will review the engineering change and report to W-J TSMD within ten (10) working days. If any such change affects the price,


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delivery, or quality performance of the affected Requirements, an reasonable adjustment will be negotiated between Watkins-Johnson and W-J TSMD prior to implementation of the change.

     8.2  Changes requested by Watkins-Johnson.

                  Watkins-Johnson agrees not to undertake process changes, design changes, or process step discontinuance affecting electrical performance and/or mechanical form and fit of Requirements without prior written notification and concurrence of W-J TSMD, which concurrence will not be unreasonably withheld. In the absence of some other documented mutual agreement applying to this Agreement as a whole, or to the issuance of any specific W-J TSMD authorization to fulfill Requirements, said advance written notification shall be required ninety (90) days prior to the subject change.

     8.3  Engineering Procedures.

                  Prior to the commencement of production of Parts for W-J TSMD, Watkins-Johnson shall receive from W-J TSMD a complete data package including correct masks, drawings and CAD files for laser programming, if applicable.

9.   CONFIDENTIAL INFORMATION

     9.1  Nondisclosure Agreement.

                  Watkins-Johnson and W-J TSMD agree to execute, as part of this Agreement, a Nondisclosure Agreement for the reciprocal protection of confidential information of both parties. Watkins-Johnson shall not disclose to third parties confidential process and design rule information relating to the manufacture of Parts for W-J TSMD except as necessary for such manufacture, which disclosure shall only be made pursuant to a confidentiality agreement approved by W-J TSMD.

10.  ASSIGNMENT, FORCE MAJEURE

     10.1  Assignment.

                  Neither party shall delegate, assign or transfer its rights or obligations under this Agreement, whether in whole or part, without the written consent of the other party. Not withstanding the foregoing, W-J TSMD shall have the right to (i) assign its rights under this Agreement to any Affiliate of W-J TSMD or TSMD Acquisition, upon the condition that such Affiliates are bound by the terms and conditions of this Agreement; and (ii) transfer their rights under this Agreement upon the sale of all or substantially all of the assets of W-J TSMD or TSMD Acquisition.

     10.2  Force Majeure.


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                  Neither party shall be liable for any failure or delay in its performance under this Agreement due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars or any other cause beyond the reasonable control of the delayed party provided that the delayed party: (i) gives the other party written notice of such cause within fifteen (15) days of the discovery of the event; and (ii) uses its reasonable efforts to remedy such delay in its performance.

11.  INTELLECTUAL PROPERTY RIGHTS.

     11.1  Gallium Arsenide.

                  All Intellectual Property Rights relating to the design of Gallium Arsenide Parts manufactured exclusively for W-J TSMD shall be the exclusive property of W-J TSMD. All Intellectual Property Rights arising prior to the termination date and relating to the processing or fabrication of Gallium Arsenide Parts shall be the property of Watkins-Johnson but shall be licensed to W-J TSMD on a royalty-free, non-exclusive, perpetual basis, without the right to sublicense except to Affiliates, for the fabrication of Gallium Arsenide Parts for W-J TSMD. Any patents or patent applications that claim any invention relating to the processing or fabrication of Gallium Arsenide Parts shall be the property of Watkins-Johnson but shall be licensed to W-J TSMD on the same terms and conditions as set forth in the Cross License. The parties agree to cooperate in the execution of such a patent license.

     11.2  Thin Film.

                  All Intellectual Property Rights relating to the design of Thin Film Parts manufactured exclusively for W-J TSMD shall be the exclusive property of W-J TSMD. All Intellectual Property Rights arising prior to the termination date and relating to the processing or fabrication of Thin Film Parts shall be the property of W-J TSMD but shall be licensed to Watkins-Johnson on a royalty-free basis, non-exclusive, perpetual basis, without the right to sublicense except to Affiliates, for the fabrication of Thin Film Parts for W-J TSMD or for use in products sold by Watkins-Johnson; provided, however, that if this Agreement is terminated by W-J TSMD's election under Section 2.3 or by W-J TSMD's default prior to December 31, 2000, Watkins-Johnson shall be licensed to sell to third parties Thin Film Parts that do not duplicate in whole or with minor modifications the proprietary designs of Thin Film parts manufactured for W-J TSMD. Any patents or patent applications that claim any invention relating to the processing or fabrication of Thin Film Parts shall be the property of W-J TSMD but shall be licensed to Watkins-Johnson on the same terms and conditions as set forth in the Cross License. The parties agree to cooperate in the execution of such a patent license.



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     11.3  Masks.

                  Masks for new Gallium Arsenide Parts (i.e., Parts manufactured solely for W-J TSMD from designs paid for by T-J TSMD which designs do not exist on the Closing Date ) shall be provided by Watkins-Johnson at W-J TSMD's expense, which expense may be charged to research and development costs. Masks for new Thin Film Parts shall be provided by W-J TSMD to Watkins-Johnson. Active masks (i.e., masks that have been used within the previous twelve (12) months) for Parts manufactured for W-J TSMD will remain the property of W-J TSMD and will be stored by Watkins-Johnson at its expense. Inactive masks (i.e., masks that have not been used within the previous twelve (12) months) shall be returned to, and shall remain the property of, W-J TSMD. Watkins-Johnson shall maintain an inventory list of active masks which will be made available to W-J TSMD on reasonable notice. Watkins-Johnson shall replace, at its own expense, any active masks that are lost or are damaged, other than damage that results from normal wear and tear. On the termination of this Agreement, Watkins-Johnson will promptly transfer to W-J TSMD all masks for W-J TSMD Parts.

     11.4  Design Rules and Process Specifications.

                  Watkins-Johnson shall maintain and update no less frequently than every six (6) months for W-J TSMD's use copies of design rules and process specifications for W-J TSMD products. On the termination of this Agreement, Watkins-Johnson will promptly transfer such copies to W-J TSMD, but Watkins-Johnson may retain copies for its own use provided that such use does not violate any prohibition on the use of Intellectual Property.

12.  OPERATIONS COUNCIL AND AUDIT RIGHTS

     12.1  Operations Council.

                  The parties shall appoint an Operations Council consisting of an equal number of representatives, but no less than four, from each party. The Operations Council shall meet regularly, but no less frequently than quarterly. The Operations Council shall also convene at any time at the request of either party so long as such party provides one week's notice to the other party. The Operations Council will be responsible for the following:

                  (a) Reviewing Requirements Forecasts and production capacities;

                  (b) Reviewing and approving actual and projected expenditures for research and development and capital acquisition;



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                  (c)  Adjusting pricing and delivery targets at
                       specified intervals;

                  (d) Reviewing process costs, process cost multipliers, process yields and yield drivers;

                  (e) Reviewing Lead Times including queue times and factory cycle times; and

                  (f) Reviewing summaries of research and development progress prepared by Watkins-Johnson, including summaries of research and development funded by Watkins-Johnson that adds to the value of the Intellectual Property Rights of the parties.

     12.1  Audit Rights.

                  As specified herein, W-J TSMD has the right to audit certain costs and expenditures in connection with research and development projects and the costs, data and methods used to adjust payments to Watkins-Johnson. Such audits will occur no more frequently than reasonably necessary to ensure proper adjustments of payments and expenditures of research and development funds. Such audits will occur on reasonable notice to Watkins-Johnson and will be conducted in accordance with Generally Accepted Accounting Principles. Watkins-Johnson agrees to cooperate with such audits and provide such assistance and support, at no cost to W-J TSMD, as W-J TSMD may reasonably request.

13.  MISCELLANEOUS

     13.1  Currency.

                  Currency will be in U.S. dollars.

     13.2  Amendments; Waivers.

                  This Agreement and any exhibit attached hereto may be amended only by agreement in writing of Watkins-Johnson and W-J TSMD. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     13.3  Exhibits; Integration.

                  This Agreement, together with the exhibits attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith except for the Purchase Agreement; provided, however, that this Agreement does supersede Exhibit A to the Purchase


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




Agreement (the "GaAs/Thin Film Term Sheet"). Without limiting the foregoing, the parties acknowledge and agree that the exercise of any rights under this Agreement, including a party's rights following a termination of this Agreement, is limited by the restrictions on competitive activities set forth in Section
5.1 of the Purchase Agreement.

     13.4  Governing Law.

                  This Agreement, the legal relations between the parties, and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, including, but not limited to, the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

     13.5  Headings.

                  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     13.6  Counterparts.

                  This Agreement and any amendments hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

     13.7  Notices.

                  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism (provided that any notice so given is also mailed or delivered as provided in clause (c)) or (c) mailed by certified or registered mail, postage prepaid, receipt requested or delivered by reputable overnight courier service as follows:

                  If to W-J TSMD, addressed to:

                  Stellex Microwave Systems, Inc.

                  c/o Mentmore Holdings, Inc.
                  1430 Broadway, 13th Floor
                  New York, NY  10018-3308
                  Facsimile: 212-382-1559
                  Attn: Michael D. Schenker, Esq.

                  With a copy to:

                  O'Melveny & Myers
                  Embarcadero Center West
                  275 Battery Street
                  San Francisco, CA  94111-3305
                  Facsimile: 415-984-8701
                  Attn: George A. Riley, Esq.

                  If to Watkins-Johnson, addressed to:

                  Watkins-Johnson Company
                  Stanford Research Park
                  3333 Hillview Avenue
                  Palo Alto, CA  94304-1223
                  Facsimile: 415-813-2578
                  Attn: Vice President and Chief Financial Officer


or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 12.6 and an appropriate answerback is received, (ii) if given by mail or by overnight delivery, three days after such communication is deposited in the mails with first class postage prepaid or delivered to the overnight courier, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

     13.8  Expenses.

                  Watkins-Johnson and W-J TSMD shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement except as specifically set forth herein.

     13.9  Remedies; Waiver.

                  To the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

     13.10  Attorney's Fees.

                  In the event of any Action by any party arising under or out of, in connection with or in respect of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such Action. However, disputes related to purchase authorizations for specific research and development projects and for specific Parts shall be subject to clause 23 ("Disputes") of the Conditions of Purchase; other disputes shall not be subject to such clause.

     13.11  Representation By Counsel; Interpretation.

                  Watkins-Johnson and the W-J TSMD each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

     13.12  Specific Performance.

                  Watkins-Johnson and W-J TSMD each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

     13.13  Severability.

                  If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect provided that the essential terms and conditions of this Agreement for Watkins-Johnson and the W-J TSMD remain valid, binding and enforceable.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.



WATKINS-JOHNSON COMPANY


By:  /s/ W. Keith Kennedy
     --------------------------
Name:  W. Keith Kennedy
       ------------------------
Title: President and CEO
       ------------------------

STELLEX MICROWAVE SYSTEMS, INC.


By:  /s/ William L. Remley
     --------------------------
Name:  William L. Remley
       ------------------------
Title: Treasurer
       ------------------------

TSMD ACQUISITION CORP.


By:  /s/ Bradley A. Jay
     --------------------------
Name:  Bradley A. Jay
       ------------------------
Title: Vice President
       ------------------------

                                    EXHIBIT A

                                    FORECASTS

        A                 B                 C                  D                E                F            G             H
       P/F           Flow Yield         Blank Qty         Queue Time        Cycle Time       Lead Time     Forecasted    COMMENTS
                                        Required                                               (D+E)     Delivery Date
PSR                       0.88                4                 1               11               12          10/15/97
PSN                       0.91                2                 1                8                9          12/30/97
PNR                       0.88                1                 1                4                5           1/15/98
PNN                       0.88                                  1                3                4
PSR+CO                    0.86                                  1               12               13
PSN+CO                    0.91                                  1                9               10
PNR+CO                    0.88                3                 1                5                6          10/15/97
PNN+CO                    0.88                1                 1                4                5          12/30/97
PSRI                      0.86                2                 1               13               14           1/15/98
PSNI                      0.91                                  1               10               11
PNRI                      0.88                                  1                6                7
PNNI                      0.88                                  1                5                6
PSR23                     0.88                                  1               16               17
PSN23                     0.91                                  1               13               14
PNR23                     0.88                                  1               11               12
PNN23                     0.88                                  1                8                9
PSR+CO23                  0.88                                  1               17               18
PSN+CO23                  0.91                                  1               14               15
PNR+CO23                  0.88                                  1               10               11
PNN+CO23                  0.88                                  1                9               10
PSRI23                    0.88                                  1               18               19
PSNI23                    0.91                                  1               15               16
PNRI23                    0.88                                  1               11               12
PNNI23                    0.88                                  1               10               11


Area to be filled out by TSMD Buyer
Queue and Cycle Times provided by WJ prior to Forecast
Queue, Cycle and Lead Times are in working days
Flow Yield provided by WJ prior to Forecast

Note: The numbers and dates listed above are for illustration purposes only.

PSR10                     0.88                                  1               13               14

PSN10                     0.91                                  1               10               11
PNR10                     0.88                                  1                6                7
PNN10                     0.88                                  1                5                6
PSR+CO10                  0.88                                  1               14               15
PSN+CO10                  0.91                                  1               11               12
PNR+CO10                  0.88                                  1                7                8
PNN+CO10                  0.88                                  1                6                7
PSRI10                    0.88                                  1               15               16
PSNI10                    0.91                                  1               12               13
PNRI10                    0.88                                  1                8                9
PNNI10                    0.88                                  1                7                8
PSRMI                                                           1               13               14
PSNMI                                                           1               10               11
PNRMI                                                           1                6                7
PNNMI                                                           1                5                6


Area to be filled out by TSMD Buyer
Queue and Cycle Times provided by WJ prior to Forecast
Queue, Cycle and Lead Times are in working days
Flow Yield provided by WJ prior to Forecast

Note: The numbers and dates listed above are for illustration purposes only.

       A            B           CDE           F        G              H           I            J          K

                                           Sites/     Flow        Min Qty/     Max Qty/     Sub Qty     Blank
      P/N          P/F         Blank        Blank    Yield          Blank       Blank       Required      Qty
                                                                    (F*G)         F           MRP        (J/H)
XXXXXX           PSN       2    X    2         198      0.91          181         198          100         1
                 PSN       2    X    2         198      0.91          181         198          200         2
                 PSN       2    X    2         198      0.91          181         198          400         3
                 PSN       2    X    2         198      0.91          181         198          300         2
YYYYYY           PSN       3    X    3          36      0.91           33          36          100         4
                 PSN       3    X    3          36      0.91           33          36          300        10
                 PSN       3    X    3          36      0.91           33          36          500        16
                 PSN       3    X    3          36      0.91           33          36          100         4
ZZZZZZ           PSN       2    x    2          36      0.91           33          36         2000        61
AAAAAA           PNR       4    x    4          54      0.88           48          54          500        11
BBBBBB           PNN       2    x    2         165      0.88          146         165          300         3
                 PNN       2    x    2         165      0.88          146         165          200         2
CCCCCC           PSR       3    x    3          24      0.88           22          24          750        35
                                                                                              5750       154




       A                L           M        N          O            P             Q                    R
                                                                               Forecasted
                     Square       Queue    Cycle      Lead       Forecasted     Delivery
      P/N            Inches       Time      Time      Time         Sub Qty        Date                Comments
                     (K*C*E)                          (M+N)         (K*H)          MRP
XXXXXX                     4        5         8          13            181      10/15/97
                           8        5         8          13            362      11/10/97
                          12        5         8          13            181      12/30/97
                           8        5         8          13            181       1/15/98
YYYYYY                    36        5         8          13            132      10/15/97
                          90        5         8          13            330      11/10/97
                         144        5         8          13            528      12/30/97
                          36        5         8          13            438       1/15/98
ZZZZZZ                   244        5         8          13           2013      10/30/97
AAAAAA                   176        5         4           9            528      10/15/97
BBBBBB                    12        5         3           8            438       11/1/97
                           8        5         3           8            292       12/3097
CCCCCC                   315        5        11          16            770        1/5/98
                        1093


Area to be filled out by TSMD Buyer
Queue and Cycle Times provided by WJ prior to Forecast
Queue, Cycle and Lead Times are in working days
Flow Yield provided by WJ prior to Forecast

Note: The numbers and dates listed above are for illustration purposes only.

        A                       B                     C                       D                          E
   Device Type         Device Qty Required        Lead Time        Forcasted Delivery Date            COMMENTS
LI02                                50                                        10/15/97
LI03                               100                                        12/30/97
LI05A                                3                                         1/15/98
SM01
DM04
DM07A
DM07B
AS05A
AS05B
BA02A
FA03B

FA03C
FA04A
BA04
BA08
FA13
LA02
LA03A
LA01
FP02
F2400HP
FP01
F1200HM
F1200HP
SW01



Area to be filled out by TSMD Buyer
Lead Times provided by WJ prior to Forecast
Lead Times are in working days

Note: The numbers and dates listed above are for illustration purposes only.

SW01A
F600H
F600HM
F600HP
F200H
F200HM
F200T
FM03
HD01

                                   153




Area to be filled out by TSMD Buyer
Lead Times provided by WJ prior to Forecast
Lead Times are in working days

Note: The numbers and dates listed above are for illustration purposes only.

                                    EXHIBIT B

                                  PROCESS COSTS

*

                                  EXHIBIT C

                               TSMD SHARE RATIO


*

                                  EXHIBIT D

          ILLUSTRATION OF TSMD'S SHARE OF PROCESS COSTS CALCULATION


*

                                  EXHIBIT E

                                 UNIT PRICES

                    GaAs and Thin Film Unit Price Schedule
                        Prepared on 22 September 1997

GaAs Devices:

     Item              Description                            Unit Price


     1                 AS05A                                    *
     2                 AS05B
     3                 BA02A
     4                 BA04
     5                 BA08*
     6                 DM04
     7                 DM07A
     8                 DM07B
     9                 F200H
     10                F200T
     11                F600H
     12                F600HM*
     13                F600HP
     14                FA03B*
     15                FA03C*
     16                FA04A
     17                FA08
     18                FA13
     19                FM03
     20                FP01
     21                FP02
     22                HD01
     23                LA01
     24                LA02
     25                LA03A
     26                L102
     27                L103
     28                SM01*
     29                SW01
     30                SW01A*
     31                L105A*
--------
     *Available for lifetime buys until June 30, 1998.

                    GaAs and Thin Film Unit Price Schedule

                        Prepared on 22 September 1997

Thin Film:

Item                   Description                              Unit Price*

                  2 Inch Standard, No Cutouts, No Irregulars
     32                PSR Plated, Solid, Resistors              *
     33                PSN Plated, Solid, No Resistors
     34                PNR Plated, No Holes, Resistors
     35                PNN Plated, No Holes, No Resistors

                  3 Inch Standard, No Cutouts, No Irregulars
     36                PSR Plated, Solid, Resistors
     37                PSN Plated, Solid, No Resistors
     38                PNR Plated, No Holes,Resistors
     39                PNN Plated, No Holes, No Resistors

                  4 Inch Standard, No Cutouts, No Irregulars
     40                PSR Plated, Solid, Resistors
     41                PSN Plated, Solid, No Resistors
     42                PNR Plated, No Holes, Resistors
     43                PNN Plated, No Holes, No Resistors

                  2 Inch Standard, With Cutouts
     44                PSR Plated, Solid, Resistors
     45                PSN Plated, Solid, No Resistors
     46                PNR Plated, No Holes, Resistors
     47                PNN Plated, No Holes, No Resistors

                  3 Inch Standard, With Cutouts
     48                PSR Plated, Solid, Resistors
     49                PSN Plated, Solid, No Resistors
     50                PNR Plated, No Holes, Resistors
     51                PNN Plated, No Holes, No Resistors

                  4 Inch Standard, With Cutouts
     52                PSR Plated, Solid, Resistors
     53                PSN Plated, Solid, No Resistors
     54                PNR Plated, No Holes, Resistors
     55                PNN Plated, No Holes, No Resistors

                  2 Inch Standard, With Irregulars
     56                PSR Plated, Solid, Resistors
     57                PSN Plated, Solid, No Resistors
     58                PNR Plated, No Holes, Resistors
     59                PNN Plated, No Holes, No Resistors

          *
                                     E-2

          *
                    GaAs and Thin Film Unit Price Schedule
                        Prepared on 22 September 1997
Thin Film:

Item                   Description                              Unit Price*

                  3 Inch Standard, With Irregulars
     60                PSR Plated, Solid, Resistors                *
     61                PSN Plated, Solid, No Resistors
     62                PNR Plated, No Holes, Resistors
     63                PNN Plated, No Holes, No Resistors

                  4 Inch Standard, With Irregulars
     64                PSR Plated, Solid, Resistors
     65                PSN Plated, Solid, No Resistors
     66                PNR Plated, No Holes, Resistors
     67                PNN Plated, No Holes, No Resistors

                  3 Inch Production Mosaic, No Cutouts, No Irregulars
     68                PSR Plated, Solid, Resistors
     69                PSN Plated, Solid, No Resistors
     70                PNR Plated, No Holes, Resistors
     71                PNN Plated, No Holes, No Resistors

                  4 Inch Production Mosaic, No Cutouts, No Irregulars
     72                PSR Plated, Solid, Resistors
     73                PSN Plated, Solid, No Resistors
     74                PNR Plated, No Holes, Resistors
     75                PNN Plated, No Holes, No Resistors

                  3 Inch Production Mosaic, With Cutouts
     76                PSR Plated, Solid, Resistors
     77                PSN Plated, Solid, No Resistors
     78                PNR Plated, No Holes, Resistors
     79                PNN Plated, No Holes, No Resistors

                  4 Inch Production Mosaic, With Cutouts
     80                PSR Plated, Solid, Resistors
     81                PSN Plated, Solid, No Resistors
     82                PNR Plated, No Holes, Resistors
     83                PNN Plated, No Holes, No Resistors

                  3 Inch Production Mosaic, With Irregulars
     84                PSR Plated, Solid, Resistors
     85                PSN Plated, Solid, No Resistors
     86                PNR Plated, No Holes, Resistors
     87                PNN Plated, No Holes, No Resistors

Thin Film:

Item                   Description                              Unit Price*

                  4 Inch Production Mosaic, With Irregulars
     88                PSR Plated, Solid, Resistors              *
     89                PSN Plated, Solid, No Resistors
     90                PNR Plated, No Holes, Resistors
     91                PNN Plated, No Holes, No Resistors

                  Substrate Test and Bonding Coupons
     92                Test Coupons, "Tweaks", Per Blank
     93                Bonding Coupons, Per Blank

                  Thin Film Services
     94                Gold Germanium Laser Cutting, Fixed
                       Labor Fee Per Month
     95                Duroid Laser Cutting

Packaging: GaAs and Thin Film packages are not include in pricing and W-J TSMD must return packages for recycling.

Cutting: The parties will endeavor to schedule demand so that gold germanium laser cutting services will not exceed 20% of laser capacity during any one week period. Watkins-Johnson will make reasonable efforts to accommodate capacity surges beyond 20%. W-J TSMD is responsible for providing raw materials, preform layout per the design guidelines, and the AutoCad file with order submission. Special cuts with the laser or saw are included in the fixed preform cutting price and such cuts are subject to the limitations set forth herein. Watkins-Johnson is not responsible for coining AuGe preforms.

Substrate test and bonding coupon: Substrate test and bonding coupon pricing will be on a per blank basis. All yielded parts will be delivered to W-J TSMD. Inspection and individual item counting for substrate test and bonding coupon are not required by Watkins-Johnson. Packaging will be in accordance with current procedures.

          *
                                     E-4

                                  EXHIBIT F

                                  LEAD TIMES


GaAs Devices            Parts in Stock               Parts Not in Stock

AS05A                   10 Working Days ARO          50 Working Days ARO
AS05B                   10 Working Days ARO          50 Working Days ARO
BA02A                   10 Working Days ARO          50 Working Days ARO
BA04                    10 Working Days ARO          50 Working Days ARO
BA08                    10 Working Days ARO          50 Working Days ARO
DM04                    10 Working Days ARO          50 Working Days ARO
DM07A                   10 Working Days ARO          50 Working Days ARO
DM07B                   10 Working Days ARO          50 Working Days ARO
F1200HM                 10 Working Days ARO          50 Working Days ARO
F1200Hp                 10 Working Days ARO          50 Working Days ARO
F200H                   10 Working Days ARO          50 Working Days ARO
F200HM                  10 Working Days ARO          50 Working Days ARO
F200T                   10 Working Days ARO          50 Working Days ARO
F200TCV                 10 Working Days ARO          50 Working Days ARO
F2400HP                 10 Working Days ARO          50 Working Days ARO
F600H                   10 Working Days ARO          50 Working Days ARO
F600HM                  10 Working Days ARO          50 Working Days ARO
F600HP                  10 Working Days ARO          50 Working Days ARO
FA03B                   10 Working Days ARO          50 Working Days ARO
FA03C                   10 Working Days ARO          50 Working Days ARO
FA04A                   10 Working Days ARO          50 Working Days ARO
FA08                    10 Working Days ARO          50 Working Days ARO
FA13                    10 Working Days ARO          60 Working Days ARO
FM03                    10 Working Days ARO          50 Working Days ARO
FP01                    10 Working Days ARO          50 Working Days ARO
FP02                    10 Working Days ARO          50 Working Days ARO
HD01                    10 Working Days ARO          50 Working Days ARO
LA01                    10 Working Days ARO          60 Working Days ARO
LA02                    10 Working Days ARO          60 Working Days ARO
LA03A                   10 Working Days ARO          50 Working Days ARO
LI02                    10 Working Days ARO          50 Working Days ARO
LI03                    10 Working Days ARO          50 Working Days ARO
LI05A                   10 Working Days ARO          50 Working Days ARO
SM01                    10 Working Days ARO          50 Working Days ARO
SW01                    10 Working Days ARO          50 Working Days ARO
SW01A                   10 Working Days ARO          50 Working Days ARO

R&D Services
                          To be quoted individually

Thin-Film                           Production Days ARO

PSR Plated, Solid, Resistors                16
PSN Plated, Solid, No Resistors             13
PNR Plated, No Holes, Resistors              9
PNN Plated, No Holes, No Resistors           8
PSR with Cutouts                            17
PSN with Cutouts                            14
PNR with Cutouts                            10
PNN with Cutouts                             9
PSR Irregulars                              18
PSN Irregulars                              15
PNR Irregulars                              11
PNN Irregulars                              10
PSR Mosaics                                 19
PSN Mosaics                                 16
PNR Mosaics                                 12
PNN Mosaics                                 11
PSR Mosaics with Cutouts                    20
PSN Mosaics with Cutouts                    17
PNR Mosaics with Cutouts                    13
PNN Mosaics with Cutouts                    12
PSR Mosaics Irregulars                      21
PSN Mosaics Irregulars                      18
PNR Mosaics Irregulars                      14
PNN Mosaics Irregulars                      13

Wafer Surcharges:

Double-sided                           Add 5 Days

6 micron gold                          Add 2 Days

10 Mil Aluminum                        Add 2 Days

Substrate Test and Bonding Coupons           5

Note that the above delivery schedule is based on working days.

                                  EXHIBIT G

                                   QUALITY

Watkins-Johnson Company quality performance is targeted at zero defects.

TSMD group reserves the right to return finished product to Watkins-Johnson Company at no cost to TSMD Group when the product lot quality drops below the acceptable levels defined in ANSI/ASQCZ1.4, Tables I & II with sampling plans defined by General Inspection Level II and AQL level 2.5. Returned product shall be reinspected and a completed failure analysis shall be delivered to TSMD Group within three (3) working days of receipt of returned units. A resolution shall be implemented within ten (10) working days of receipt of returned units.

Acceptable Level and Sampling Plan Samples:  (see attached table)

Sample 1:
                  For Quantity of Product received 50, Table I General Inspection Level II specifies Level D.

                  Table II, AQL level 2.5 specifies that if 1 or more rejects are found, the lot may be returned.

Sample 2:
                  For Quantity of Product received 150, Table I General Inspection Level II specifies level F.

                  Table II, AQL level 2.5 specifies that if 1 reject is found, the lot must be accepted but if 2 or more are found, the lot may be returned.

Any change to the methods, levels or sampling plan for inspection of product will be subject to negotiation.

Watkins-Johnson to reference and apply the following Quality Standards for the purpose of this agreement.

Mil-Standards:
Mil-STD-883, Methods 2010 & 2032, as applicable

ISO9001 Certification Required

Other:
ANSI/ASQCZ1.4
WJ14062-000 (Substrate Visual Criteria)
WJ103277-000 (GaAs Device Visual Criteria)
TBD (Preform Visual Criteria)

W-J TSMD reserves the right to terminate any specific authorization in the event continuing quality problems and/or delivery slippages occur, at no cost to W-J TSMD.

                                  EXHIBIT H

                                PURCHASE ORDER

                             CONDITIONS OF PURCHASE

Where "WJ" appears in the "Conditions of Purchase" this shall mean Watkins-Johnson Company, or any subsidiary.

1.       ACCEPTANCE AND MODIFICATION OF AGREEMENT.

         This order becomes a binding contract, subject to the terms and conditions hereof, when accepted by acknowledgment or commencement of performance. Any modification of this order, to be valid, must be in writing and signed by WJ's authorized purchasing representative. Any acknowledgment form or other form of Seller containing terms and conditions of sale submitted by Seller to WJ shall not have the effect of modifying the terms and conditions hereof. WJ will consider Seller's request for changes only if such request is made in writing and directed to specific clauses in this order. No change shall be binding upon WJ unless specifically accepted in writing.

2.       PACKING, SHIPPING, DELIVERY AND RISK OF LOSS.

         a)       Packing and Shipping

                  All shipments will be packed to prevent damage in transit, assure lowest transportation cost and meet carrier's tariff requirements. No charge will be made for boxing, crating or storage without prior written authorization of WJ.

                  Shipping costs shall be paid according to F.O.B. designation. Where WJ is designated as paying freight, Seller bears cost of delivery of goods to Shipper and WJ pays shipping costs in transit. Where Seller is designated as paying freight, Seller bears all shipping costs prior to receipt by WJ.

                  In the absence of specific instructions from WJ, shipment shall be forwarded by that means of shipment necessary to comply with the delivery date specified on the purchase order. Seller shall not insure shipments in excess of carrier's maximum liability. Materials shipped on this order must not be in excess of quantity ordered. Over shipments may be returned at Seller's expense.

         b)       Delivery

                  Time is of the essence in this order. Production schedules at WJ are dependent upon the delivery dates specified herein, and delays will substantially impair the value of the contract. Seller shall bear any premium shipping costs necessary to meet contractual delivery schedule. Seller shall report any anticipated delay immediately for whatever cause, including labor disputes, material shortages or other events affecting delivery. WJ reserves the right to terminate this order for anticipated delay and for any untimely delivery. Advanced shipments may not be made without WJ's prior authorization.

         c)       Risk of Loss

                  Irrespective of the "F.O.B." designation on the face of this order, title shall pass to WJ upon receipt and acceptance by WJ at is facility and Seller shall bear the risk of loss until such receipt by WJ.

3.       WARRANTIES

         Acceptance of this order by Seller constitutes affirmation of fact by Seller that goods delivered and services furnished under this order, and the preservation, packaging, marking and preparation for shipment of any such goods, will be of good quality and workmanship and will conform with the specifications, model description of goods or other requirements of this order, and shall be of merchantable quality and fit for the purpose intended. Such warranties, together with Seller's service warranties and guarantees, if any, shall survive inspection, test acceptance of any payment for the items and shall run to WJ, its successors, assigns and customers.

         Except for latent defects, notice of any defect or nonconformity must be given by WJ to the Seller within one (1) year after acceptance. WJ may at its option, return the defective or nonconforming item at Seller's expense for credit, or require prompt correction or replacement or have the defective item corrected or replaced at Seller's expense. Defective or nonconforming items shall not be corrected or replaced unless specified on WJ's written order. Items required to be corrected or replaced shall be subject to the provisions of this clause and the clause hereof entitled "Inspection" in the same manner and to the same extent as items originally delivered under this order. However, all warranties for corrected or replaced goods shall run for a period of one (1) year from the date of acceptance of such corrected or replaced goods.

         The rights of WJ provided in this clause are in addition to any order rights provided by law, equity or by this order, including but not limited to Seller indemnification of WJ for any loss or damage resulting from the breach of any warranty expressed above. Express or specially negotiated warranties shall not extinguish the warranties set forth above. The goods and services furnished hereunder shall be deemed unique under U.C.C. Section 2716.

4.       [Deleted].

5.       [Deleted].

6.       RESPONSIBILITY FOR PROPERTY

         Seller shall bear the risk and be responsible for any loss or damage to materials, tools, equipment, data or other property furnished by WJ to Seller.

7.       CHANGES

         a) WJ may at any time, by written notice to Seller, signed by WJ's authorized purchasing representative, make changes, within the general scope of this order, in any one or more of the following: (i) drawings, designs or specifications, where the goods to be furnished are to be specially manufactured for WJ in accordance therewith; (ii) method of shipment or packing; (iii) place of delivery; and (iv) quantities and delivery schedules provided herein. If any such change causes an increase or decrease in the cost of or the time required for the performance of any part of the work under this order, an equitable adjustment shall be made in the order price or delivery schedule, or both, and this order shall be modified in writing accordingly. Any claim by the Seller for adjustment under this clause must be asserted within twenty
                  (20) days from the date of receipt by the Seller of the notification of change; provided, however, that WJ if it decides that the facts justify such action, may receive and act upon any such claim asserted at any time prior to final payment under this order. However, nothing in this clause shall excuse the Seller from proceeding with the contract as changed.

         b) WJ technical personnel may exchange technical information with Seller's technical personnel concerning goods to be furnished. Any such exchange of information shall be only by way of assistance and shall in no way relieve Seller of obligations to perform this order. WJ shall not be bound by any change effective by Seller unless change is authorized by WJ in accordance with paragraph (a) of this clause.

8.       SUSPENSION OF WORK

         WJ may, by written order, suspend all or part of the work to be performed under this order for any period not to exceed ninety (90) days. Within such period, or any extension thereof to which the parties may agree, WJ shall either cancel such suspensions or terminate the work covered by suspension in accordance with paragraphs 9 or 10 hereof. Seller shall resume work whenever a suspension is canceled or expires. An equitable adjustment shall be made in the delivery schedule, or order price, or both, if the suspension results in a change in Seller's costs of performance or ability to meet the order delivery schedule, provided Seller asserts a claim for adjustment within twenty (20) days after the end of the period of suspension, and provided the suspended work is not terminated in accordance with paragraph 11 hereof.


9.       [Deleted].

10.      [Deleted].

11.      [Deleted].

12.      PATENTS, TRADEMARKS, TRADE NAMES AND COPYRIGHTS

         Seller agrees to indemnify and save harmless WJ, its officers, agents, successors, assigns and customers against all damages, claims, demands, attorneys' fees and costs of any kind for actual or alleged infringement of any trade name, trademark, copyrights or patent (unless the goods ordered are of WJ's design) arising in connection with the possession, sale or use of any goods or services furnished by Seller hereunder.

13.      COMPLIANCE WITH LAWS

         Seller warrants that (i) in the performance of this order it will comply with all applicable laws including but not limited to local, state and federal laws and regulations including but not limited to the Departments of Commerce Department of Transportation and the U.S. and California Environmental Protection Agencies. (ii) no law, rule or ordinance of the United States, a state or any other governmental agency has been violated in the manufacture or sale of the items or in the performance of services covered by this order, and will defend and hold WJ harmless from loss, cost or damage as result of any such actual or alleged violation, or breach of the warranties herein.

14.      HAZARDOUS MATERIALS

         a) If goods or services provided hereunder include hazardous materials as defined by relevant local, state or national law, Seller represents and warrants that Seller and its employees providing Services to Buyer understand the nature of and hazards associated with the handling, transportation, and use of such hazardous materials, as applicable to Seller.

                  Seller will be fully responsible for indemnification of any liability resulting from Seller's actions in connections with
                  (i) providing such hazardous materials to Buyer, or (ii) the use of such hazardous materials in providing Services to Buyer.

         b) Seller will promptly provide Buyer with safety data sheets and any other documentation reasonable necessary to enable Buyer to comply with applicable laws and regulations.

         c) Seller hereby certifies that Items supplied to Buyer do not "contain" and are not "manufactured with" any ozone depleting substances, as those terms are defined by law.

15.      ASSIGNMENT OF RIGHTS

         The term "subcontract" includes but is not limited to purchase orders, changes and/or modifications thereto. Neither this order nor any right or obligation hereunder (including claims for moneys due) shall be assigned by Seller without prior written consent of WJ. All claims for moneys due or to become due from WJ shall be subject to set-off or counterclaim arising out of this or any other WJ contract with Seller, whether before or after date of this order.

16.      [Deleted].

17.      [Deleted].

18.      TAXES

         Except as may be otherwise provided in the order, no sales tax shall be payable, and the price is inclusive of all other applicable taxes.

19.      INSOLVENCY

         In the event of any proceeding, voluntary or involuntary, in bankruptcy or insolvency by or against Seller, or in the event of the appointment, with or without the Seller's consent, of an assignee for the benefit of creditors, or of a receiver, WJ may elect to cancel any unfulfilled part of this order without further cost or liability.

20.      INDEMNIFICATION AND INSURANCE

         a) Seller agrees to protect, defend, indemnify and hold Buyer harmless from and against any and all claims, liabilities, demands, penalties, forfeitures, suits, judgments and the associated costs and expenses (including attorney's fees), which Buyer may hereafter incur, as a result of death or personal injury (including bodily injury) to any person, destruction or damage to any property, or any violation of governmental law, regulation, or orders, caused, in whole or by (a) Seller's breach of any term or provision of this Agreement, (b) errors, omissions, or willful acts by Seller, its employees, agents, or subcontractors in the performance of this Agreement, (c) the presence of Seller's agents, employees, or subcontractors ("personnel") or equipment on WJ property, or (d) the use by Seller's personnel of WJ provided property and equipment, whether or not claims are based on the condition of such property and equipment or any alleged negligence of WJ in permitting its use.

         b)       Seller represents that it carries insurance in at least the following amounts:

                  i)       Worker's Compensation--statutory limits
                  ii)      Employer's Liability--$500,000 per employee
                  iii)     Blanket General Liability--$1,000,000
                  iv)      Automobile Liability--$1,000,000

                  Such policies or certificates of insurance shall be furnished to WJ upon request.

21.      INDEPENDENT CONTRACTOR

         In performing Services under this Agreement, Seller shall be deemed an independent contractor and its personnel and other representatives shall not act as nor be agents or employees of Buyer. As an independent contractor, Seller will be solely responsible for determining the means and methods for performing the required Services. Seller shall have complete charge and responsibility for personnel employed by Seller; however, Buyer reserves the right to instruct Seller to remove Buyer's premises immediately any of Seller's personnel who is in breach of
         Section 22 of this Agreement. Such removal shall not affect Seller's obligation to provide Services under this Agreement.

22.      SECURITY

         Seller confirms, to the best of its knowledge, that employees of Seller performing work at Buyer's facilities have no record of criminal convictions involving drugs, assaultive or combative behavior or theft within the last five years. Seller understands that such employees may be subject to criminal history investigations by Buyer at Buyer's expense and will be denied access to Buyer's facilities if any such criminal convictions are discovered.

23.      DISPUTES

         a) Any dispute arising under this purchase order which is not settled by agreement of the parties shall be settled by arbitration, under the commercial rules of the American Arbitration Association, applying California law, with venue at Palo Alto, California. Pending decision or settlement of any dispute, Seller shall proceed diligently with the performance of this purchase order. Failure of Seller to so proceed shall be cause for default termination.

         b)       [Deleted].

24.      [Deleted].

25.      NONWAIVER

         WJ's failure to insist on strict performance of any provision of this order, or acceptance of nonconforming goods or services shall not be deemed to be a waiver of WJ's rights or remedies, or a waiver of any subsequent default in performance.

26.      PRECEDENCE

         In the event of any inconsistency among the referenced documents, attachments, drawings, specifications or other provisions of this order, the following order of precedence shall apply:

         a)       Special terms and conditions
         b)       General terms and conditions
         c)       Specifications
         d)       Drawings
         e) All other attachments or documents incorporated herein by reference

27.      [Deleted].